Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Russell K. Hall and Associates, Inc. and to incorporation by reference of our report dated January 21, 2025, which appears in the annual report on Form 10-K/A of Houston American Energy Corp. for the year ended December 31, 2024, in the Registration Statements of Houston American Energy Corp. on Form S-3 (File No. 333-267163), Form S-8 (File No. 333-258906), Form S-8 (File No. 333-220838), Form S-8 (File No. 333-206875) and Form S-8 (File No. 333-151824), and in any amendments to those Registration Statements.

/s/ Russell K. Hall

RUSSELL K. HALL AND ASSOCIATES, INC.
MIDLAND, TEXAS
February 21, 2025